UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2016

WESTERN NEW ENGLAND BANCORP, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-16767	73-1627673
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

141 Elm Street

Westfield, Massachusetts 01085

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (413) 568-1911

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On October 21, 2016, Westfield Financial, Inc. (“Westfield”) completed its previously announced acquisition of Chicopee Bancorp, Inc., a Massachusetts corporation (“Chicopee”), pursuant to an Agreement and Plan of Merger, dated as of April 4, 2016 (the “Merger Agreement”), by and between Westfield and Chicopee. Under the terms of the Merger Agreement, Chicopee merged with and into Westfield (the “Merger”), with Westfield being the surviving entity of the Merger, and the name of the surviving entity was changed, pursuant to the terms of the Merger Agreement, to Western New England Bancorp, Inc. (the “Company”). Additionally, Chicopee Savings Bank, a wholly owned subsidiary of Chicopee, merged with and into Westfield Bank, a wholly owned subsidiary of the Company (“Westfield Bank”), with Westfield Bank continuing as the surviving entity.

As a result of the Merger, Chicopee shareholders will be entitled to receive 2.425 shares of the Company’s common stock for each share of Chicopee common stock, equal to $20.42 per share, based on the closing price for Westfield common stock on April 4, 2016. The common stock options of Chicopee will be converted into the Company’s options with the same relative economic value and expiration date. The transaction is valued at approximately $110 million in the aggregate.

The foregoing description of the Merger and the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which was attached as Exhibit 2.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 7, 2016, and is incorporated herein by reference.

A copy of the Company’s press release dated October 21, 2016, announcing the completion of the Merger is attached hereto as Exhibit 99.1.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 25, 2016, in connection with Merger, and in accordance with the terms of the Merger Agreement, the Board of Directors of the Company (the “Board”) increased the size of the Board by five members and appointed William Wagner, Gregg Orlen, William Masse, Gary Fitzgerald and Paul Picknelly to the Board. In addition, Messrs. Wagner, Orlen, Masse, Fitzgerald and Picknelly were each appointed to the Board of Directors of Westfield Bank.

Mr. Wagner, who has been appointed with the title Vice Chairman, will hold office until the Company’s 2017 annual meeting of shareholders, Messrs. Orlen and Masse will each hold office until the Company’s 2018 annual meeting of shareholders, and Messrs. Fitzgerald and Picknelly will each hold office until the Company’s 2019 annual meeting of shareholders, respectively, or until a successor of each such director is elected and qualified. The Company has agreed to nominate Mr. Wagner to stand for re-election to the Board at the Company’s 2017 annual meeting of shareholders for a term expiring in 2020.

There have been no transactions involving Messrs. Orlen, Masse, Fitzgerald or Picknelly that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Wagner currently has an employment agreement with the Company, a copy of which was filed as Exhibit 10.2 to the Company’s Form S-4 filed with the SEC on June 24, 2016, and which is incorporated herein by reference. As non-employee members of the Board, Messrs. Orlen, Masse, Fitzgerald and Picknelly will be entitled to the director compensation set forth in the Company’s Form 10-K/A filed with the SEC on April 29, 2016, and which is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 25, 2016, the Board approved the restatement of the Company’s Articles of Organization to reflect the Company’s new name. Additionally, the Board approved the amendment the Company’s Bylaws to add the following new provision addressing qualification of directors: “Section 2. Qualifications. No person shall be eligible for election or appointment to the Board of Directors unless such person has been, for a period of at least one year immediately before his or her nomination or appointment, a resident of a county in which the Corporation or its subsidiaries maintains a banking office or a county contiguous to any such county. No person may serve on the Board of Directors and at the same time be a director or officer of another co-operative bank, credit union, savings bank, savings and loan association, trust company, bank holding company or banking association (in each case whether chartered by a state, the federal government or any other jurisdiction) that operates a bank branch in the same market area as the Corporation of any of its subsidiaries.”

The restatement of the Company’s Articles of Organization is reflected in the Restated Articles of Organization, a copy of which has been attached hereto as Exhibit 3.1, and is incorporated herein by reference, and the amendment to the Bylaws is reflected in the Amended and Restated Bylaws, a copy of which has been attached hereto as Exhibit 3.2, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

3.1	Restated Articles of Organization of Western New England Bancorp, Inc.

3.2	Amended and Restated Bylaws of Western New England Bancorp, Inc.

99.1	Press Release, dated October 21, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN NEW ENGLAND BANCORP, INC.

Date: October 25, 2016	By:	/s/ James C. Hagan
James C. Hagan
President & Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Restated Articles of Organization of Western New England Bancorp, Inc.

3.2	Amended and Restated Bylaws of Western New England Bancorp, Inc.

99.1	Press Release, dated October 21, 2016.